QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

PRESS RELEASE

Valentis Reports Final Analysis Of IL-2 GeneMedicine(TM) Product in Advanced Head and Neck Cancer

BURLINGAME, Calif., Dec. 3 /PRNewswire/—Valentis, Inc. (Nasdaq: VLTS—news) reported today that the final analysis of the complete database from the Phase IIb clinical trial of it's IL-2 GeneMedicine(TM) product did not confirm the positive results seen in earlier interim analysis. The positive trend in the IL-2 treatment group compared to the chemotherapy alone control group was not sustained. The randomized clinical trial compared the combination of Valentis' IL-2 GeneMedicine(TM) product plus standard chemotherapy to standard chemotherapy alone, and was conducted in collaboration with Roche Holdings Ltd.

Tyler Martin, M.D., Valentis' Senior Vice President of Development explained, "We are disappointed that the positive trend seen in the interim analysis did not hold up on final analysis. We, and our partners at Roche, acknowledge the difficulty in demonstrating the effectiveness of immunotherapy in late-stage patients with advanced head and neck cancer. We believed, based on the interim data, that our unique approach would successfully overcome these challenges, but unfortunately, the final data did not confirm our expectations in this indication at this dose."

Valentis converts genomic discoveries into medicines. The Company applies its proprietary synthetic, lipid and polymer, gene delivery, gene regulation, and PEGylation technologies to create novel therapeutic products in the fields of cardiovascular disease, oncology, hematology, and infectious diseases. Enabled by our expertise in preclinical research and development, clinical development, and manufacturing, Valentis has created a broad product portfolio designed to improve the safety, efficacy and dosing characteristics of genes, proteins, peptides, antibodies, viruses and liposomes. The company has GeneMedicine(TM) products in clinical development including the Del-1 gene for angiogenesis and an intravenous form of the IL-2 gene for cancers of the lung. Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The words "believes," "expects, "intends," "anticipates," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Valentis' actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position. There can be no assurance that Valentis will be able to develop commercially viable gene medicines or PEGylated biopharmaceuticals, that any of the company's programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the companies' operations and business environments. These are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2000 and Quarterly Report on Form 10-Q for the period ended March 31, 2001, each as filed with the Securities and Exchange Commission.

SOURCE: Valentis, Inc.

QuickLinks

  Exhibit 99.1
  PRESS RELEASE